Exhibit 10.4

Execution copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the 1st day of January 2005 (the “Effective Date”), by and between Daniel J. O’Leary, an individual whose address is 17741 Brookcrest Avenue, Baton Rouge, Louisiana 70817 (the “Executive”), Edgen Louisiana Corporation, a Louisiana corporation (“EDGEN” or the “Company”), and Edgen Corporation, a Nevada corporation (“Parent”).

W I T N E S S E T H

WHEREAS, the Executive served as the President/Chief Operating Officer of Parent and EDGEN, pursuant to an Employment Agreement, dated January 8, 2004 (the “Prior Agreement”), by and between EDGEN and the Executive and since August of 2003 has served as the President/Chief Operating Officer of Parent and EDGEN;

WHEREAS, Parent and EDGEN seek to utilize the Executive’s knowledge, experience, talents and abilities; EDGEN desires to continue to employ the Executive as the President and to employ the Executive as Chief Executive Officer of Parent and of EDGEN, and the Executive desires to be so employed, subject to the terms and conditions set forth herein;

WHEREAS, EDGEN is a wholly-owned subsidiary of Parent; and

WHEREAS, the Executive and EDGEN wish to amend and restate the Prior Agreement in its entirety in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Prior Agreement as follows:

1. Employment.

1.1 General Provision. Subject to the terms and conditions hereinafter set forth, EDGEN hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the President/Chief Executive Officer of Parent and of EDGEN, effective on the Effective Date. The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Board of Directors of Parent and/or EDGEN. The Executive further agrees to use his best efforts to promote the interests of EDGEN and Parent, and to devote his full business time, business energies, and skill to the business and affairs of EDGEN and of Parent in accordance with the directions and orders of the Board of Directors of EDGEN and/or Parent. The Executive may participate in reasonable outside charitable or unrelated business activities as long as such activities do not take up a significant amount of the Executive’s time and energies or interfere in any way with the performance of the Executive’s duties hereunder, and to the extent that any such activities do require the Executive to devote a significant amount of his time and energies, such activities must be approved in advance by the Board of Directors of EDGEN.

1.2 Location of Employment. Unless otherwise agreed by Executive, Executive’s principal place of employment shall be within 50 miles of the Company’s principal executive offices located in Baton Rouge, Louisiana. If executive should agree to any other location, the Company shall (a) pay all out of pocket expenses incurred by Executive in connection with the relocation; and (b) if requested by Executive, shall purchase his residence at fair market value as determined by a real estate appraiser, mutually selected by the Company and Executive. If agreement cannot be reached, each party may select one appraiser and they shall agree on a third appraiser. The average of the three appraisals shall become the fair market value. All expenses incurred in connection with the appraisers shall be paid by the Company.

1.3 Board Membership. During the term of this agreement, the Company shall use its best efforts to nominate and cause the election of the Executive to the Company’s Board of Directors and its Executive Committee, if one is constituted. Except as may otherwise be provided or prohibited in accordance with appropriate law, the Company shall use its best efforts to amend its Articles of Incorporation and Bylaws to provide that directors may only be removed for cause by a vote of the majority of the shares of voting stock of the Company then outstanding, if necessary. If Executive is not elected to the Board of Directors at any time during the term hereof, he shall be entitled to terminate this agreement and receive the Severance benefits set forth in Section 5.5 of this Agreement.

2. Term of Employment. The Executive’s “Employment Term” pursuant to this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 4 hereof, shall terminate upon the third anniversary of the Effective Date; provided, however, that after the third anniversary, the Employment Term shall automatically be extended for additional periods of one (1) year each unless either EDGEN or the Executive elects not to extend such term by giving written notice thereof at least thirty (30) days prior to the end of the then current term; provided, further, however, that if the Executive is terminated pursuant to Section 4 below, there shall be no automatic renewal of the Employment Term. For purposes hereof, the last day of the Employment Term shall be deemed the “Expiration Date.”

3. Compensation and Other Related Matters.

3.1. Base Salary. As compensation for the services rendered by the Executive hereunder, EDGEN shall pay, or shall cause to be paid, to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum (the “Annual Base Salary”). EDGEN’s obligation to pay the Annual Base Salary shall begin to accrue on the Effective Date and shall be paid in accordance with EDGEN’s customary payroll practices which are in effect from time to time during the Employment Term. The Annual Base Salary may be increased at any time during the Employment Term by action of the Board of Directors. The Executive’s Annual Base Salary shall be subject to all applicable withholding and other taxes.

3.2. Annual Bonus. In addition to the Annual Base Salary set forth above, during the Employment Term, with respect to each fiscal year of EDGEN, subject to Section 5.1, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) calculated in accordance with Schedule A attached hereto. The Annual Bonus shall be payable by EDGEN to the Executive with respect to each year ending on December 31 by April 1 of the following year.

3.3. Other Employment Benefits. During the Employment Term, the Executive shall be entitled to the following employment benefits:

(a) four (4) weeks of paid vacation in each fiscal year of EDGEN while the Executive is employed hereunder (one week of which, if not used by the Executive in any given fiscal year, may be carried over to the next fiscal year; provided, that the Executive shall not have more than five (5) weeks of paid vacation in any given fiscal year as a result of such carry over), and sick leave in accordance with EDGEN’s policies from time to time in effect for executive officers of EDGEN; provided, that, except as provided herein, vacation and/or sick leave time not used in any year may not be carried over or transferred from one year to another or converted to cash, except in a year in which there is a Change of Control (as hereinafter defined) where the Executive is no longer employed;

(b) participation, subject to qualification requirements, in medical, life or other insurance or hospitalization plans and long-term disability policies which are presently in effect or hereinafter instituted by EDGEN and applicable to its executive officers generally;

(c) participation, subject to classification requirements and continued maintenance thereof by EDGEN in other Executive benefit plans, such as pension and profit sharing plans, which are from time to time applicable to EDGEN’s executive officers generally;

(d) an automobile allowance of $1,200 per month, which shall be used by the Executive to cover all lease and insurance payments with respect to one automobile of the Executive’s choice for business purposes, which automobile’s retail value shall not exceed $75,000. The Executive shall provide proof of insurance in limits and with a company approved by EDGEN. EDGEN shall also be listed as a “named insured” under the policy. EDGEN shall reimburse the Executive, upon the presentation of appropriate receipts, for all reasonable and necessary maintenance, repair and gasoline costs incurred by the Executive in connection with the use of such automobile; provided, that such costs are directly related to the performance by the Executive of his obligations to EDGEN and/or to Parent hereunder;

(e) EDGEN shall purchase (subject to the insurability of the Executive at standard rates) a life insurance policy in the amount of $1,000,000 on the life of the Executive to provide benefits under Section 5.2 (b) hereof; and

(f) a supplemental payment of $9500 per annum (the “Supplemental Payment”), which shall be paid in accordance with EDGEN’s customary payroll practices which are in effect from time to time during the Employment Term.

3.4. Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement from EDGEN or all travel, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties hereunder (including up to $400 monthly for club dues in connection with membership in one country club or similar organization); provided, that, the Executive properly accounts therefor in accordance with EDGEN’s policies as in effect from time to time and such expenses are approved by the Board of Directors of EDGEN.

3.5 Tax Preparation. The Company will reimburse Executive for the cost of tax and financial preparation and planning, including services that may be requested by Executive from time to time pertaining to this Agreement, which shall be limited to $1,500 per year, increased by the greater of (i) six (6%) percent per year or (ii) the annual percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) as published by the Bureau of Labor Statistics, U.S. Department of Labor.

4. Termination.

4.1. Disability. In the event that at any time during the Employment Term, the Executive, due to physical or mental injury, illness, disability or incapacity, including “disability” within the meaning of the disability plan(s) that EDGEN then has in effect entitling the Executive to benefits thereunder (a “Disability”), shall fail to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder for a period of three (3) consecutive months or for a non-consecutive period of five (5) months within any twelve (12) month period, EDGEN may terminate his employment for Disability upon not less than thirty (30) days prior written notice by delivery of a Termination Notice (as defined below) to the Executive specifying that the Executive is being terminated for Disability.

4.2. Death. The Executive’s employment shall terminate immediately upon the death of the Executive.

4.3. Cause. EDGEN may, at any time and in its sole discretion, terminate the Executive’s employment for Cause (as herein defined) by delivery to the Executive of a Termination Notice specifying the nature of such Cause, effective as of the date (such effective date referred to herein as a “Termination Date”) of such Termination Notice. For purposes hereof, termination for “Cause” shall mean (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by the Executive affecting EDGEN and/or Parent; (iii) the willful failure by the Executive to follow the directions of the Board of Directors of EDGEN; (iv) the Executive’s habitual drunkenness or use of illegal substances, each as determined in the reasonable discretion of the Board of Directors of EDGEN; (v) the material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of Parent and/or EDGEN which Board of Directors of EDGEN, in its reasonable discretion, deems to be good and sufficient cause; provided, that if the Executive shall receive a Termination Notice with respect to a termination for Cause pursuant to subsections (iii), (v) and/or (vi) hereof, then the Executive shall have the thirty (30) days following his receipt of the Termination Notice to cure the breach specified therein, if capable of being cured, to the reasonable satisfaction of Board of Directors of EDGEN prior to his employment being terminated for Cause pursuant thereto; provided, however, the Executive shall have the right to cure any such breach only one (1) time in any twelve (12) month period.

4.4. Voluntary Termination by EDGEN. EDGEN may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any reason other than for Cause by the delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice.

4.5. Termination by EDGEN in Conjunction with a Change of Control. For purposes of this Agreement, a “Change of Control” means the sale of Parent whether by, merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise in one transaction or a series of related transactions to a person or persons (other than to funds managed by Jefferies Capital Partners or to any person, persons or entities affiliated therewith), pursuant to which such person or persons (together with its affiliates) acquires (i) securities representing at least a majority of the voting power of all securities including all securities convertible, exchangeable or exercisable for or into voting securities of Parent, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities (other than in connection with a successfully completed firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act), or (ii) all or substantially all of the consolidated assets of Parent. EDGEN may terminate the employment of the Executive hereunder in conjunction with any Change of Control by delivery to the Executive of a Termination Notice, effective as of the date stated in the Termination Notice.

4.6 Resignation by Executive in Conjunction with a Change of Control. In the event of a “Change of Control” as defined above, the Executive may elect to resign his position and upon such resignation shall be entitled to a Severance Package and benefits as set forth in Section 5.5 below.

4.7 Termination Notice. For the purposes hereof “Termination Notice” shall mean a written notice delivered by EDGEN and/or Parent to the Executive specifying that EDGEN and/or Parent has terminated the Executive’s employment hereunder.

5. Compensation and Benefits During Disability and Upon Termination. During a Disability Period (as herein defined) or upon the termination of the Executive’s employment hereunder, the Executive shall be entitled to the following benefits:

5.1. Disability. During any period (the “Disability Period”) that the Executive, due to Disability fails to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder, EDGEN shall continue to pay to the Executive the Annual Base Salary (as in effect at such time) in accordance with the provisions of Section 3.1 hereof, less any compensation payable to the Executive under the applicable disability insurance plan(s) of EDGEN during such Disability Period. Thereafter, if the Executive’s employment hereunder is terminated pursuant to Section 4.1 hereof, EDGEN shall have no further obligations hereunder after the Termination Date other than the payment of (a) any Annual Base Salary accrued and unpaid on the Termination Date; (b) the Annual Base Salary (as in effect during the year of such termination) payable in accordance with EDGEN’s customary payroll practices (less any compensation payable to the Executive under the applicable disability insurance plan(s) of EDGEN), for the twelve (12) month period immediately following the Termination Date; and (c) any Annual Bonus accrued and unpaid on the Termination Date for the year prior to the year in which the Executive’s termination occurs and the Executive’s pro rata portion of the Annual Bonus due pursuant to Section 3.2 hereof for the year in which such termination occurs (based upon the number of days during such year that the Executive was employed (excluding any Disability Period) over 365 days), payable on the same date as such

Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

5.2. Death. If the Executive’s employment is terminated pursuant to Section 4.2 hereof as a result of the Executive’s death, EDGEN shall have no further obligations hereunder after the date of the Executive’s death other than the payment to the Executive’s spouse, or in default thereof, to the Executive’s estate, legal representative, or heirs (“Appropriate Beneficiary”) of:

(a) any Annual Base Salary and Annual Bonus accrued and unpaid at the date of the Executive’s death; and

(b) the proceeds of a life insurance policy on the life of the Executive in the amount of $1,000,000, obtained by EDGEN. In the event that payment of the proceeds of the policy are refused by the insurer, for whatever reason, and suit is filed against the insurer to force payment of the proceeds, commencing the first EDGEN payroll after suit is filed, EDGEN shall begin paying the Appropriate Beneficiary, in accordance with its customary payroll practices, one twelfth (1/12) of the Annual Base Salary (as in effect during the year of such death) each month, up to a maximum equal to the Annual Base Salary (as in effect during the year of such death). In the event the suit against the insurer is successful, and insurance proceeds are obtained, EDGEN shall first be reimbursed for all death benefits paid under Section 5.2(b) and all expenses of the suit, and the remainder, or balance of the proceeds, if any, shall be paid to the Appropriate Beneficiary within thirty (30) days of receipt of proceeds from the insurer by EDGEN. EDGEN shall have sole discretion in deciding if any suit will be filed against the insurer and whether or not, and in what amount, any such suit should be settled or compromised. In the event that such policy is not procured, for whatever reason, EDGEN shall pay to the Appropriate Beneficiary the Annual Base Salary (as in effect during the year of such death), payable in accordance with EDGEN’s customary payroll practices, for the 12-month period immediately following the date of the Executive’s death.

5.3. Cause. If the Executive’s employment is terminated by EDGEN for Cause pursuant to Section 4.3 hereof, EDGEN shall have no further obligations hereunder after the Termination Date other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the Termination Date. EDGEN shall not be obligated to make any bonus payments to the Executive pursuant to Section 3.2 hereof for the year in which such termination occurs or to provide any of the benefits set forth in Section 3.3 of this Agreement after the Termination Date, except as may be required by applicable law. Upon termination of employment for Cause, the Executive shall be responsible for the payment of any COBRA premiums.

5.4. Voluntary Termination by EDGEN. If EDGEN voluntarily terminates the Executive’s employment hereunder pursuant to Section 4.4 hereof, EDGEN shall have no further obligations hereunder after the Termination Date, except (a) the payment for the greater of either the 12-month period immediately following the Termination Date or the remainder of the Employment Term of the Annual Base Salary (as in effect during the year of such termination) payable in accordance with EDGEN’s customary payroll practices; (b) the payment of the premiums, co-payments and deductible expenses due by the Executive for EDGEN-sponsored medical and health benefits (or the reimbursement of COBRA premiums), but only to the extent permitted by such policies or plans, or as otherwise required by law; provided, however, if the Executive becomes eligible for coverage under any other medical and health policy after termination of employment, or is, or becomes covered by any other medical and health policy, EDGEN’s obligation to pay the premiums, co-payments and deductible expenses due by the Executive for EDGEN-sponsored medical and health benefits shall cease immediately; and (c) the payment of any Annual Bonus accrued and unpaid on the Termination Date for the year prior to the year in which the Executive’s termination occurs and the payment of the Annual Bonus due pursuant to Section 3.2 hereof for the year in which such termination occurs, payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated, provided, however, the Annual Bonus for the year in which such termination occurs, shall be pro rated, based on the number of days the Executive was employed (less any Disability Period) over 365 days.

5.5 Termination in Conjunction with a Change of Control; Severance Package. If (a) EDGEN terminates the employment of the Executive hereunder in conjunction with any Change of Control, pursuant to Section 4.5 hereof; or if the Executive resigns his position in conjunction with a Change in Control, pursuant to Section 1.3 or 4.6, the Executive shall be entitled to a severance package consisting of: (i) the payment of twelve (12) months of Annual Base Salary (as in effect during the year of such termination) payable in a lump sum, (ii) any Annual Bonus accrued and unpaid on the Termination Date or resignation date for the year prior to the year in which the Executive’s termination occurs and the payment of the Annual Bonus due pursuant to Section 3.2 hereof for the year in which such termination occurs, payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated; provided, however, the Annual Bonus for the year in which such termination or resignation occurs, shall be pro rated, based on the number of days the Executive was employed (less any Disability Period) over 365 days, and (iii) the payment of the premiums, co-payments and deductible expenses due by the Executive for EDGEN-sponsored medical and health benefits (or the reimbursement of COBRA premiums), but only to the extent permitted by such policies or plans, or as otherwise required by law for the period of one year from the date of termination or resignation; provided, however, if the Executive becomes eligible for coverage under any other medical and health policy after termination of employment, or is, or becomes covered by any other medical and health policy EDGEN’s obligation to pay the premiums, co-payments and deductible expenses due by the Executive for EDGEN-sponsored medical and health benefits shall cease immediately. Notwithstanding the foregoing, in the event that the Executive, or any of his Affiliates, participates in any Change of Control transaction as an equity participant and/or as a purchaser of securities or assets and, immediately after the consummation of the Change of Control transaction remains, or within six (6) months of such transaction, becomes actively involved in the operation of the Company, Parent or any successor entity thereto as an officer, director or employee, the provisions of this Section 5.5 shall terminate and be of no further force and effect provided, however, that if the Executive is first terminated in connection with a Change of Control and then subsequently becomes actively involved in EDGEN within six (6) months of a Change of Control transaction the Executive shall pay to the stockholders of the Company immediately prior to the Change of Control (the “Stockholders”), by delivery to Jefferies Capital Partners, as representative for the Stockholders pursuant to that certain Stockholders Agreement, by and among the Stockholders, of cash, bank check or wire transfer of immediately available funds, an amount equal to the aggregate amount paid to the Executive under Sections 5.5(i), (ii) and (iii) above minus an amount equal to the pro rated Annual Bonus for the year in which the Executive was terminated (based on the number of days the Executive was employed (less any Disability Period) over 365 days).

5.6 Resignation by Executive. If at any time during the Employment Term, the Executive resigns from the employ of EDGEN and/or Parent for any reason whatsoever (other than in conjunction with a Change of Control or for failure to be elected to the Board of Directors), EDGEN shall have no further obligations hereunder after the date of resignation other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the date of resignation. EDGEN shall not be obligated and shall be released from all obligations to make any bonus payments to the Executive pursuant to Section 3.2 hereof.

5.7 Executive Benefit Plans and Premiums. During any Disability Period, and upon termination of employment for any cause, the right of the Executive (and that of his dependents) to participate in any Executive benefit plan(s) of EDGEN, including any health benefit plan(s), shall be controlled by applicable law, including COBRA, and the terms and conditions of the Executive benefit plan. Upon termination of employment for Cause, the Executive shall be responsible for the payment of any COBRA premiums.

6. Confidentiality. The Executive acknowledges that it is the policy of EDGEN and Parent to maintain as secret and confidential all Confidential Information (as defined herein). The parties hereto recognize that the services to be performed by the Executive pursuant to this Agreement are special and unique, and that by reason of his employment by EDGEN, Parent, or any Affiliates thereof both before and after the Effective Date, the Executive will acquire, or may have acquired, Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of EDGEN and Parent, as applicable, free of any rights of the Executive, and acknowledges that EDGEN and Parent have a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with EDGEN and Parent pursuant to this Agreement, the Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity, other than Parent, or any of its Affiliates (for the purposes of this Employment Agreement, the term “Affiliate(s)” means Parent, its successor(s), any direct or indirect subsidiary of Parent, or its successor(s), or any division of a subsidiary), any Confidential Information, except as required in the performance of his duties hereunder, without the prior written consent of Parent or EDGEN, as applicable, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Section 6, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than Parent, or any of its Affiliates or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to Parent, any of its Affiliates or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided, that in such case, the Executive shall (a) give Parent and/or EDGEN, as applicable, the earliest notice possible that such disclosure is or may be required and (b) cooperate with Parent and/or EDGEN, as applicable, at Parent’s and/or EDGEN’s expense, as applicable, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section 6 shall survive any termination of this Agreement. During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of Parent and/or EDGEN, as applicable which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing, computer generated, or other tangible form (together with all duplicates thereof) will forthwith be returned to Parent and/or EDGEN, as applicable, and will not be retained by the Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of Parent and EDGEN in the Confidential Information and their trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all information heretofore or hereafter developed or used by Parent, or any of its Affiliates relating to the Business (as herein defined), and the operations, employees, customers, suppliers and distributors of Parent and/or any of its Affiliates, including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of Parent and/or its Affiliates, and all trademarks, trade names, copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers of Parent and/or any of its Affiliates, except that notwithstanding anything to the contrary contained herein, the term Confidential Information shall not include any such information that is publicly known or that becomes publicly known (other than as a result of any action on the part of, or a breach of the provisions of this Section 6, by the Executive).

For purposes hereof, the term “Business” shall mean the business of (a) distributing and selling industrial steel pipe, including large OD pipe, heavy wall and X-grade pipe, DSAW, seamless, continuous weld, ERW pipe and abrasive resistant pipe (mine pipe), and valves, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic carbon, chrome and low temp) per ANSI B16.9 and B16.5 (commodity lines and specials, i.e. anchor flanges and swivel ring flanges) forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/insulation kits, stainless steel and other nickel alloy and hastelloy pipe, valves, fittings and flanges, including all chrome grades, (collectively, the “Products”); (b) providing added value services to such pipe and steel Products, including, flame cutting, sawing, welding, sandblasting, priming, top coat painting, epoxy applications and end finishing, and conversion of pipe to other components or products; (c) entering into joint venture, partnership or agency arrangements relating to the sale or distribution of surplus stainless steel pipe, fittings and flanges, but excluding value-added services if not sold as part of the Products; and (d) any endeavor entered into by Parent or any Affiliates after the signing of this agreement, but before termination of the employment of the Executive. Notwithstanding anything herein to the contrary, the definition of the Business shall not include the manufacturing of steel pipe.

7. Noncompetition; Nonsolicitation.

7.1. If the Executive’s employment is terminated for Disability or for Cause, pursuant to Section 4.1 or 4.3 hereof, respectively, or if the Executive resigns, pursuant to Section 5.6 hereof, during the Employment Term and for a period of twelve (12) months following the date of the termination of the Executive’s employment with EDGEN, or for a period of twelve (12) months following the date of receipt of the last payment by the Executive of any payment made pursuant to any part of Section 5, whichever is longer, the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area (as designated in Schedule B attached hereto) [Need to confirm Schedule B remains accurate] where Parent and/or EDGEN is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated pursuant to Section 4.1 or 4.3 hereof, or resigns, pursuant to Section 5.6 hereof, and he will not, either personally or by his agent or by letters, circulars or advertisements, whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected) directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of Parent or any of its Affiliates.

7.2. If the Executive’s employment is terminated without Cause pursuant to Section 4.4 of this Agreement, and provided that EDGEN (pursuant to Section 5.4 of this Agreement) pays Executive the Annual Base Salary as set forth in Section 3.1 and the employment benefits set forth in Section 3.3(b) hereof in effect at the time of termination of employment (but only to the extent permitted by such policies or plans, or as otherwise required by law) in accordance with EDGEN’s customary payroll practices which are in effect at the time payments are due (the “Post-termination Benefits”), the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area (as designated in Schedule B attached hereto), where EDGEN is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated hereunder for a period of twelve (12) months from the date of the termination (the “Initial Period of Noncompetition”). EDGEN will have the option of extending the Period of Noncompetition for an additional consecutive twelve (12) months (the “Extended Period of Noncompetition”) upon giving written notice to the Executive at least one hundred and twenty (120) days before expiration of the Initial Period of Noncompetition. During the Extended Period of Noncompetition, EDGEN shall pay the Executive the Annual Base Salary and the Post-termination Benefits, in accordance with

EDGEN’s customary payroll practices which are in effect at the time payments are due, for the entire Extended Period of Noncompetition. In the event that EDGEN fails to pay the Annual Base Salary and the Post-termination Benefits called for herein, the Executive shall be automatically released from all restrictions on the right to compete, but shall still be entitled to all rights called for under any other section of this Agreement, including but not limited to payments and benefits due under Section 5.4 of this Agreement. If the Executives employment is terminated pursuant to Section 4.4 (voluntary termination by EDGEN) hereof, and upon condition that the Annual Base Salary and Post-termination Benefits are paid for the period designated, the Executive further agrees he will not during the Period of Noncompetition or the Extended Period of Noncompetition, either personally or by his agent or by letters, circulars, or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of Parent or any of its Affiliates.

7.3. If the Executive’s employment is terminated due to the Change of Control of Parent pursuant to Section 4.5 of this Agreement or if the Executive resigns his position due to the Change in Control pursuant to Section 4.6, and provided that EDGEN (pursuant to Section 5.5 of this Agreement) pays Executive the Annual Base Salary and Post-termination Benefits to the extent applicable, the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area (as designated in Schedule B annexed hereto), where EDGEN is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated hereunder for a period of twelve (12) months from the date of the termination (the “Change of Control Period of Noncompetition”). EDGEN shall pay the Executive the Annual Base Salary and Post-termination Benefits for the entire Change of Control Period of Noncompetition. In the event that EDGEN fails to pay the Annual Base Salary and Post-termination Benefits, the Executive shall be automatically released from all restrictions on the right to compete, but shall still be entitled to all rights called for under any other section of this Agreement, including but not limited to payments and benefits due under Section 5.5 of this Agreement.

7.4. If the Executive’s employment is terminated pursuant to Section 4.5 hereof or if the Executive resigns his position due to the Change in Control pursuant to Section 4.6, and provided that EDGEN (pursuant to Section 5.5 of this Agreement) pays Executive the Annual Base Salary and Post-termination Benefits to the extent applicable, the Executive further agrees he will not during the Change of Control Period of Noncompetition, either personally or by his agent or by letters, circulars, or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within twenty-four (24) months prior to the date of such action been a customer or supplier of Parent or any of its Affiliates.

7.5. The Executive agrees that, at all times from after the Effective Date hereof and for a period of two (2) years following the date of the termination of his employment with Parent or EDGEN for any reason whatsoever, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, (i) seek to persuade any Executive of Parent or any of its Affiliates, subsidiaries or divisions to discontinue his or her status or employment therewith or to become employed or to provide consulting or contract services in a business or activities likely to be competitive with the Business; or (ii) solicit, employ or engage any such person at any time following the date of cessation of employment of such person with the Parent or any of its Affiliates.

8. Inventions. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of Parent and/or EDGEN or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with Parent and EDGEN, which may be directly or indirectly useful in, or relate to, the Business of the business of any of Parent’s Affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors of Edgen, and shall be Parent’s and/or EDGEN’s, as applicable, exclusive property as against the Executive. The Executive shall promptly deliver to the Board of Directors of EDGEN all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Executive hereby assigns any and all such inventions to EDGEN and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to EDGEN of any and all such inventions as contemplated by this Section 8. The Executive shall, upon EDGEN’s or Parent’s request, as applicable, and without any payment therefor, execute any documents necessary or advisable in the opinion of EDGEN’s counsel to direct issuance of patents or copyrights to EDGEN or Parent, as applicable, with respect to such inventions as are to be in EDGEN’s or Parent’s exclusive property, as applicable as against the Executive under this Section 8 or to vest in EDGEN or Parent, as applicable, title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by EDGEN or Parent, as applicable.

9. Breach.

9.1. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Executive of the material terms and conditions of the obligations to be performed by him hereunder, EDGEN shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his material obligations under Sections 6, 7 or 8 could cause EDGEN irreparable harm for which no adequate remedy at law would be available in respect thereof and that therefore upon proof of the same EDGEN would be entitled to seek and obtain injunctive relief with respect thereto.

9.2. In the event of a breach by EDGEN of the material terms and conditions of the obligations to be performed by it hereunder, the Executive shall provide EDGEN with written notice thereof, specifying the nature of the breach, within seven (7) days of such breach and EDGEN shall have thirty (30) days followings its receipt of such notice to cure the breach specified therein to the reasonable satisfaction of Executive. To the extent EDGEN fails to cure such breach as provided herein, the Executive shall then be entitled, if he so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for such breach. To the extent EDGEN fails to cure such breach as provided herein, the non-competition restrictions set forth in Section 7 shall terminate.

10. Parent’s Guaranty. Parent hereby guarantees all of EDGEN’s obligations under this Agreement, including, but not limited to, prompt and full payment of any and all amounts due the Executive under this Agreement.

11. Insurance. The Executive acknowledges and agrees that EDGEN may obtain a life insurance policy on the life of the Executive with EDGEN named as the beneficiary. If EDGEN so elects, the Executive covenants and agrees to cooperate fully with EDGEN’s efforts to obtain such insurance policy.

12. Conflicting Agreements. The Executive hereby represents and warrants to EDGEN that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound; and (b) the Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

13. Further Assurances. The Executive hereby agrees to execute and deliver such agreements, certificates or other documents as may be reasonably requested by EDGEN, which may be necessary or are required hereunder.

14. Miscellaneous.

14.1. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

14.2 Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:

(a)	If to the Executive:

  at his then current address

  included in the employment records of EDGEN;

  With a copy to:

  John C. Miller

  Kantrow, Spaht, Weaver, and Blitzer

  PO Box 2997

  Baton Rouge, LA 70821-2997

(b)	If to EDGEN:

  c/o EDGEN LOUISIANA CORPORATION

  18444 Highland Road

  Baton Rouge, LA 70809

  Attention: Chief Executive Officer

  with a simultaneous copy to:

  Jefferies Capital Partners

  520 Madison Avenue, 8th Floor

  New York, New York 10022

  Attention: James Luikart and Nicholas Daraviras

  and to:

  Dechert LLP

  4000 Bell Atlantic Tower

  1717 Arch Street

  Philadelphia, Pennsylvania 19103

  Attention: Carmen J. Romano, Esq.

Or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

14.3 Governing Law. This Agreement shall be governed by and in accordance with the laws of the State of Louisiana without regard to conflict of law rules thereof.

14.4 Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.5 Most Favored Status. The Company and Executive intend that Executive receive the benefit of any new or additional compensation programs developed by the Company hereafter. Accordingly, at such times as the Board of Directors approves any new or additional compensation concepts or programs for any officer of the Company (other than compensation based on sales or other commissions), then such new or additional concept or program shall also apply to Executive and the Agreement shall be amended by the Company and Executive upon request by Executive to incorporate such new or additional concept or program.

14.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. Specifically, the Executive acknowledges that substantial funds, goodwill and assets will have been expended by EDGEN and/or Parent to fully utilize the knowledge, talent and skills of the Executive, accordingly, if any portion of Section 7 shall be held to be unenforceable, the obligations of the Executive stated in Section 7 shall nonetheless be held to be enforceable for the longest period of time, for the largest geographical area, and to the fullest extent allowed by law.

14.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of either party in respect of said subject matter.

14.8 Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.9 Obligations Absolute. The obligations of EDGEN and the Executive shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the termination of his employment under this Agreement.

14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.11 Survival. The rights and obligations set forth in Section 5.5 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ DANIEL J. O’LEARY
Daniel J. O’Leary

EDGEN LOUISIANA CORPORATION

By:	/s/ DAVID L. LAXTON, III
Name: David L. Laxton, III
Title: EVP and CFO

Only with respect to Section 10 hereof:

EDGEN CORPORATION

By:	/s/ DAVID L. LAXTON, III
Name: David L. Laxton, III
Title: EVP and CFO

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